                                 TERMS OF EMPLOYMENT



    Western Power & Equipment Corp., an Oregon corporation with its headquarters at Vancouver, Washington ("the Company"), and John Sahlberg ("the Employee") agree as follows:

                                       RECITALS

    A. Effective January ____, 1997, Western Power & Equipment Corp. has acquired a substantial portion of the assets of Sahlberg Equipment, Inc. ("the asset sale") pursuant to the terms of an Asset Purchase Agreement between Sahlberg Equipment, Inc., John Sahlberg, Robert J. Sahlberg, R and J Partners, and Western Power & Equipment Corp. ("the Asset Purchase Agreement").

    B.   Employee is a former principal of Sahlberg Equipment, Inc.   The
Company desires to employ Employee and Employee desires to become employed by the Company.

                                      AGREEMENT

1.  THE EMPLOYMENT

    1.1 In consideration of the mutual promises and agreements contained herein, the Company agrees to hire and employ the Employee and the Employee agrees to provide services to the Company under the following terms and conditions.

    1.2 The Employee is assigned to work in the capacity of General Sales Manager and in such other capacities as the Company may require the Employee to serve. Except as set forth herein, the terms of Employee's employment with the Company shall be governed by the Company's Employee Handbook, as it may be modified from time to time. If there is a conflict between this Terms of Employment and the Employee Handbook, this Terms of Employment shall control.

    1.3 The employment shall continue for an indefinite term at the will of the Company and the will of the Employee. The employment may be terminated, with or without cause, at any time, with or without notice, by either the Company or the Employee.

    1.4  The Employee agrees as follows:

         a. To devote his or her entire time, skill, labor and attention to employment during the term of this employment. The phrase "entire time" as used herein means the Employee's scheduled working hours and such reasonable additional hours that the Company may, from time to time, require the employee to work.

         b. Not to engage in any other employment that will interfere with his or her employment with the Company, except as permitted by the terms of paragraph 3.3.

         c. Immediately upon termination of employment with the Company, to return all drawings, plans, specifications, manuals, procedures and any and all other documents of any kind which were provided to or generated by him or her in the course of, or in connection with, his or her employment by the Company.

    1.5  COMPENSATION AND BENEFITS.

         a. BASE SALARY. As compensation for services rendered, the Company agrees to pay the Employee a base salary of $50,000 per calendar year during calendar years 1997, 1998, 1999, 2000 and 2001. The base salary shall be paid in equal pro rata increments on the Company's regular payroll schedule. Thereafter, the Company may unilaterally, upon written notice to the Employee, change this sum as it deems appropriate; any such change shall be effective only after notice is given.

         b.   BONUS.    For purposes of this subparagraph 1.5b, "Year One"
         shall mean the continuous 12-month period following the closing of the asset sale and "Year Two" shall mean the next continuous 12-month period. Employee shall be entitled to receive a bonus of $30,000 in Year One and a bonus of $30,000 in Year Two. The Year One and Year Two bonuses shall be paid in equal pro rata increments on the Company's regular payroll dates. Bonuses, if any, for periods after Year Two shall be determined on the Company's fiscal year basis. In years after Year Two, the Company may, in its sole discretion, elect to pay such bonus as it deems appropriate based upon specific performance criteria which the Company deems to be in the Company's best interests.

         c. NONCOMPETE BINDER. Employee shall receive a noncompete binder in the amount of $100,000. Payment shall be paid semimonthly in 48 equal pro rata increments, separate from salary and bonus checks, following closing of the asset sale. In accordance with Employee's request, no withholdings will be deducted from these noncompete binder payments.

         d. BENEFITS. The Company agrees to provide such other vacation, holiday, sick pay, leave of absence, education and training, and/or expense reimbursement benefits as the Company may, from time to time, provide its employees.

         e. BENEFIT PLANS. Employee shall be eligible to participate, in accord with the terms of the plan documents, in such employee welfare benefit plans, 401(k) or similar savings plans, or retirement plans as the Company may elect to provide, pursuant to the terms of such plans.

         f. PAYMENTS UPON TERMINATION. If Employee's employment with the Company terminates during calendar year 1997 or 1998, Employee shall be paid salary and bonus on a pro rata basis through his last day worked. In subsequent years, Employee shall be paid salary through the last day worked. Unless Employee is terminated for "cause," Employee shall be entitled to a lump sum payment of the unpaid balance, if any, of the noncompete binder. Solely for purposes of this subparagraph, "cause" shall be defined as (1) commission of a felony or any crime involving the business of the Company, moral turpitude, or which subjects the Company to public disfavor; (2) a flagrant violation of Company policy; (3) a material violation of the noncompete or confidentiality provisions of paragraphs 2 or 3 of this Agreement; or (4) any other material breach of this Agreement, including representations contained herein. If Employee is terminated for cause in less than two years, then the term of Employee's noncompetition period will be accordingly reduced by a term which has the same ratio to one year as the noncompete binder payments received by Employee has to $100,000. (By way of example, if Employee's employment with the Company terminates in 6 months, at which time Employee has received 12 noncompete binder payments totalling $25,000, then Employee's noncompetition period shall be reduced from one year to three months.)

         g.   PRESERVATION OF AT WILL EMPLOYMENT.  Nothing in this paragraph
         1.5 shall be construed to alter, amend, or modify the "at will" employment provisions of paragraph 1.3, to establish any definite term of employment, or to require any notice or procedures prior to termination.

2.  CONFIDENTIAL AND PROPRIETARY INFORMATION

    2.1 The Company possesses trade secrets, financial and other proprietary information, technology, and supplier and customer information which constitutes valuable, special, and unique assets of the Company ("confidential and proprietary information"). The Company has incurred considerable expense and risk in developing that confidential and proprietary information. As an employee of the Company, Employee will receive and have access to confidential and proprietary information which the Company desires to protect against unauthorized use.

    2.2 Employee agrees to treat as confidential all confidential and proprietary information, and all drawings, records, manuals, or other documents belonging to the Company, and all customer and supplier information including, but not limited to, customers' and suppliers' identity, rates, services, contract terms, the history of the relationship between the Company and its customers, and the identity of the customers' contracting agents.

    2.3 Except as necessary in the performance of his duties as an employee of the Company, Employee agrees never, directly or indirectly, to use, disseminate, disclose or otherwise reveal any confidential and proprietary information or materials to any person, firm, corporation, association or other entity competing, or planning to compete with the Company for any reason or purpose whatsoever without the prior written consent of the Company.

    2.4 Employee agrees that, through his employment with the Company, and after his employment has ended, he will not disclose to anyone outside the Company, nor use for his benefit or the benefit of anyone other than the Company, any confidential or proprietary information, trade names, trade secrets, new conceptions, creations, writings, inventions, methods, processes, or improvements which he created, conceived, or gained access to during his employment at the Company.

    2.5 Employee agrees that all documents, records, notebooks, and similar repositories, containing or relating to the confidential and proprietary information or customer and supplier information described above, including any copy of the same, and all marks, logos and insignias of the Company are, and will remain, the property of the Company.

3.  NONCOMPETITION AGREEMENT

    3.1 NONSOLICITATION. Employee agrees that, commencing with his employment by the Company and for a period of one year from the date Employee ceases to be employed by the Company, Employee shall not, directly or indirectly, solicit or aid any person, firm, or corporation in the solicitation of any customer of the Company to do business with or in any way become associated with any competitor of the Company or any business which is in the business of selling, renting, or servicing equipment similar to the equipment sold, rented or serviced by the Company or any of its affiliated or related companies in the states of Oregon, Washington, California, Nevada, Idaho or Alaska ("Competitor").

    3.2 NONCOMPETITION. Employee agrees that, commencing with his employment by the Company and for a period of one year from the date Employee ceases to be employed by the Company, Employee shall not, directly or indirectly, be employed by, own, manage, operate, join, provide services to, control, or participate in the ownership, management, operation or control of, or be connected in any manner with, any person, firm, or corporation that is a Competitor; provided, that nothing herein shall prevent the purchase or ownership by Employee of shares of less than five percent of the outstanding shares in a publicly or privately held corporation.

    3.3  SPECIAL PROVISIONS REGARDING ENDEAVOR CORPORATION.

    a. EXCEPTION TO NONCOMPETITION AGREEMENT. Employer acknowledges that Employee is a shareholder in Endeavor Corporation ("Endeavor"), a Washington corporation with its principal place of business in Spokane, Washington. Employee and the Company acknowledge that Endeavor holds title to certain equipment which is leased to persons or businesses that might otherwise be customers of the Company ("the leases"). Employee acknowledges that Endeavor Corporation is a Competitor of the Company as defined in paragraph 3.1 and, without operation of this subparagraph, Employee would be in breach of paragraphs 3.1 and 3.2. Employee and the Company agree that, notwithstanding the provisions of paragraphs 3.1 and 3.2, Employee can participate in the ownership and management of Endeavor and continue to receive income from Endeavor which is derived from the leases in effect as of the effective date of the Asset Purchase Agreement. Employee agrees that he will not cause Endeavor or aid, abet or encourage Endeavor to enter into leases on any equipment of any kind or nature whatsoever following the effective date of the Asset Purchase Agreement without the express written consent of Dean McLain or his designee following full disclosure of the terms of any such transaction. Such consent will not be unreasonably withheld. If leased equipment comes back into Endeavor's possession, the releasing of such equipment shall likewise be subject to the express written consent of Dean McLain or his designee following full disclosure of the terms of any such transaction, which consent will not be unreasonably withheld. The provisions restricting Endeavor Corporation shall terminate upon the termination of Employee's noncompetition period.

    b. FULL DISCLOSURE REQUIRED. Employee represents that as of the date of closing of the Asset Purchase Agreement, Endeavor Corporation holds no leases. Employee agrees that, upon demand by the Company, Endeavor Corporation will promptly provide the Company or its agents full and complete access to all books, records, purchase orders, lease documents, accounting records, or other documents concerning or relating to the business of Endeavor Corporation.

    c. OPERATION OF ENDEAVOR AS A SEPARATE BUSINESS. Employee agrees to completely separate the business of Endeavor from the business of the Company. In order to achieve a full and complete separation between the business of Endeavor and the business of the Company the parties agree to the following provisions.

         (1) All obligations under the leases are the sole and exclusive responsibility of Endeavor, including, but not limited to, all obligations upon any warranty applicable to any equipment owned by Endeavor. Employee agrees that he will not, either directly or indirectly, state, suggest, or imply that the Company has any obligation thereunder.

         (2) Employee will not perform services for Endeavor during the Company's regular business hours.

         (3) Employee will not conduct, or cause to be conducted, any transaction between Endeavor and the Company or its affiliated or related companies, without obtaining prior written approval from Dean McLain or his designee following full disclosure of all details of the transaction.

         (4) Employee will not use or cause to be used any of the Company's facilities, equipment, parts, or supplies for the business purposes of Endeavor.

         (5) In the event that, in his capacity as an employee of Endeavor, Employee desires to employ any other employee of the Company to perform any services whatsoever for Endeavor, Employee agrees to advise the Company in advance of any such request or assignment. Employee agrees that he will not request or assign any Company employee to perform any services for Endeavor during hours such employee is assigned to work for the Company.

              Employee acknowledges that employment by Endeavor is not employment by the Company and that Endeavor shall be solely responsible for payments of all wages owed to any such employee for any services performed for Endeavor and for compliance with all local, state, and federal laws governing the employment relationship between Endeavor and its employees. In the event that, by reason of Endeavor's employment of another employee of the Company, Endeavor and the Company are deemed by any court or administrative agency to be joint employers for the purpose of any law regulating the employment relationship, Employee agrees that he will personally defend, indemnify and hold the Company harmless from any and all costs, attorney's fees, or judgments in any action brought by any such employee based upon that employee's services for Endeavor.

    3.4 ANY BREACH MATERIAL. Breach of any of the provisions of this paragraph 3, including the provisions of paragraph 3.3, shall be a material breach of this Agreement.

4.  SPECIAL REMEDIES

    The parties agree that, in the event of a breach or threatened breach of any provision of paragraphs 2 or 3 hereof, it would be difficult, if not impossible, to ascertain damages that might result to the Company. Therefore, notwithstanding the provisions of paragraph 5, the Company shall be entitled, in addition to any remedies it might have hereunder or at law, to seek injunctive and other equitable relief in any court of competent jurisdiction to prevent or curtail any threatened or actual breach by Employee.

5.  OTHER PROVISIONS

    5.1 This Terms of Employment shall be governed by the internal laws of the State of Washington without reference to its choice of law provisions.

    5.2 In any litigation arising out of or related to this agreement or Employee's employment at Company, the prevailing party shall be awarded reasonable costs and attorneys' fees, including on appeal. Venue and jurisdiction of any such lawsuit shall exist exclusively in state and federal courts in Clark County, Washington, unless injunctive relief is sought by Company and, in Company's judgment, that relief might not be effective unless obtained in some other venue.

    5.3 This Terms of Employment constitutes the entire agreement between the parties with respect to the subject matter thereof, and supersedes all prior written agreements or other communications and all prior or contemporaneous oral agreements or understandings between the parties.

    5.4 Except as to changes in pay as specified in paragraph 1.5, the terms of this agreement may not be altered, amended, or otherwise modified except by the express written agreement of the President of the Company.

    5.5 If any provision of this Terms of Employment is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.


Dated this ____ day of _______________, 1997.



WESTERN POWER & EQUIPMENT              EMPLOYEE
CORP.



--------------------------------       --------------------------------
By:
    ----------------------------       --------------------------------
           [Print Name]                John Sahlberg
Its:
    ----------------------------